EXHIBIT 5.1

January 16, 2008	Main +1.206.447.0900 Fax +1.206.447.0849

26866.0008

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Re:	Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

This opinion is furnished to Cell Therapeutics, Inc., a Washington corporation (the “Company”), in connection with the proposed offer and sale by the Company of 800,000 shares (the “Common Shares”) of the Company’s common stock, no par value (the “Common Stock”) pursuant to the Registration Statement on Form S-3 (File No. 333-143452), filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 1, 2007 (the “Registration Statement”) under the Securities Act of 1933, as amended.

We have reviewed, among other things, (i) the Step-Up Equity Financing Agreement, dated June 21, 2006, as amended, among the Company and Societe Generale (the “Step-Up Equity Financing Agreement”), (ii) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof (the “Restated Articles”), (iii) the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, and (iv) the records of the corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Common Shares. We have made such other factual inquiries as we deemed necessary to render this opinion.

We have assumed that the Registration Statement, and any amendments thereto, will remain effective during the period when the Securities are offered, sold or issued.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that the Common Shares, when sold and delivered in accordance with the Step-Up Equity Financing Agreement and after receipt of payment therefor, will be validly issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States of America and the laws of the State of Washington, and we disclaim any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission on the date hereof for incorporation by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Heller Ehrman LLP

Heller Ehrman LLP 701 Fifth Avenue, Suite 6100 Seattle, WA 98104-7098 www.hellerehrman.com

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